EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811, 333-111076, and 333-111077 on Form S-8 and Registration Statement No. 333-140778 on Form S-3 of our reports dated February 16, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”)(which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 and the Company’s change in its fiscal year), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mylan Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 23, 2009